Exhibit 1.1

MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC FOR THE ISSUE OF NOTES DESCRIBED BELOW.

25 June 2019

Autoliv, Inc.

Legal entity identifier (LEI): A23RUXWKASG834LTMK28

Issue of €100,000,000 Floating Rate Notes due December 2020

Guaranteed by Autoliv ASP, Inc.

under the €3,000,000,000

Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS

This document constitutes the Pricing Supplement for the Notes described herein. This document must be read in conjunction with the Base Listing Particulars dated 11 April 2019 as supplemented by the supplement dated 13 June 2019 (the “Base Listing Particulars”). Full information on the Issuer, the Guarantor and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Base Listing Particulars. Copies of the Base Listing Particulars may be obtained during normal business hours at the Issuer’s registered office at Klarabergsviadukten 70, Section B, 7th Floor, Box 70381, SE-107 24, Stockholm, Sweden.

1. (a) Series Number:	1

(b) Tranche Number:	1

(c) Date on which the Notes will be consolidated and form a single Series:	Not Applicable

2. Specified Currency or Currencies:	Euro (“€”)

3. Aggregate Nominal Amount:

(a) Series:	€100,000,000

(b) Tranche:	€100,000,000

4. Issue Price:	100.168% of the Aggregate Nominal Amount

5. (a) Specified Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

(b) Calculation Amount (in relation to calculation of interest in global form see Conditions):	€1,000

6. (a) Issue Date:	27 June 2019

(b) Interest Commencement Date:	Issue Date

7. Maturity Date:	Interest Payment Date falling in December 2020

8. Interest Basis:	3-month EURIBOR plus 0.50% per annum Floating Rate

(further particulars specified below)

9. Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100% of their nominal amount

10. Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

11. Put/Call Options:	Change of Control Put (further particulars specified below)

12. Date approval for issuance of Notes and Guarantee obtained:	18 June 2019 and 21 June 2019 respectively

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions	Not Applicable

14. Floating Rate Note Provisions	Applicable

(a) Specified Period(s)/Specified Interest Payment Dates:	29 March, 29 June, 29 September and 29 December in each year, from and including 29 September 2019, to and including 29 December 2020 subject to adjustment in accordance with the Business Day Convention set out in (b) below (long first coupon)

(b) Business Day Convention:	Modified Following Business Day Convention

(c) Additional Business Centre(s):	Not Applicable

(d) Manner in which the Rate of Interest and Interest Amount is to be determined:	Screen Rate Determination

(e) Party responsible for calculating the Rate of Interest and Interest Amount (if not the Agent):	Not Applicable

(f) Screen Rate Determination:

• Reference Rate:	3 month EURIBOR

• Interest Determination Date(s):	The second day on which the TARGET2 System is open prior to the start of each Interest Period

• Relevant Screen Page:	Reuters Screen Page “EURIBOR01”

• Observation Look-back Period:	Not Applicable

• Reference Rate Replacement:	Applicable

(g) ISDA Determination:	Not Applicable

(h) Linear Interpolation:	Applicable – the Rate of Interest for the long first Interest Period shall be calculated using Linear Interpolation

(i) Margin(s):	+/- 0.50% per annum

(j) Minimum Rate of Interest:	0.00% per annum

(k) Maximum Rate of Interest:	Not Applicable

(l) Day Count Fraction:	Actual/360

(m) Fallback provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:	Not Applicable

15. Zero Coupon Note Provisions	Not Applicable

16. Index Linked Interest Note	Not Applicable

17. Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

18. Notice periods for Condition 7.2:	Minimum period: 30 days Maximum period: 60 days

19. Issuer Call:	Not Applicable

20. Investor Put:	Not Applicable

21. Change of Control Put:	Applicable

22. Final Redemption Amount:	€1,000 per Calculation Amount

23. Early Redemption Amount payable on redemption for taxation reasons, redemption following a Change of Control or on event of default and/or the method of calculating the same (if required):	€1,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24. Form of Notes:	Registered Notes

Global Note registered in the name of a nominee for a common safekeeper for Euroclear and Clearstream, Luxembourg (that is held under the NSS)

25. Additional Financial Centre(s):	Not Applicable

26.  Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment.

Not Applicable

27. Details relating to Instalment Notes:	Not Applicable

28. Other terms or special conditions:	Not Applicable

Signed on behalf of Autoliv, Inc.:	Signed on behalf of Autoliv ASP, Inc.:

By: /s/ Christian Hanke	By: /s/ Christian Hanke

Duly authorised	Duly authorised

PART B – OTHER INFORMATION

1. LISTING	Application has been made by the Issuer (or on its behalf) to The Irish Stock Exchange plc trading as Euronext Dublin (“Euronext Dublin”) for the Notes to be admitted to the official list and to trading on the Global Exchange Market of Euronext Dublin with effect from 27 June 2019.

2. RATINGS

Ratings:	The Notes to be issued are expected to be rated A- (negative) by S&P Global Ratings Europe Limited.

3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. The Dealer and its affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and the Guarantor and their affiliates in the ordinary course of business.

4. OPERATIONAL INFORMATION

(i) ISIN:	XS2017801445

(ii) Common Code:	201780144

(iii) CFI:	DTFXFR

(iv) FISN:	AUTOLIV INC./0.01 MTN 20191227

(v) Any clearing system(s) other than Euroclear and Clearstream, Luxembourg and the relevant identification number(s):	Not Applicable

(vi) Delivery:	Delivery against payment

(vii) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

(viii) Intended to be held in a manner which would allow Eurosystem eligibility:	Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper, and registered in the name of a nominee of one of the ICSDs acting as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.

5. DISTRIBUTION

(i) Method of distribution:	Non-syndicated

(ii) If syndicated, names of Managers:	Not Applicable

(iii) Stabilisation Manager(s) (if any):	Not Applicable

(iv) If non-syndicated, name of relevant Dealer:	Morgan Stanley & Co. International plc

(v) U.S. Selling Restrictions:	Reg. S Compliance Category 2

(vi) Additional selling restrictions:	Not Applicable

(vii) Prohibition of Sales to EEA Retail Investors:	Not Applicable